Exhibit 99.13

BLOCK TRADE PURCHASE AGREEMENT

June 5, 2025

4,267,425 Shares of Common Stock of Carrier Global Corporation

This agreement (this “Agreement”) dated June 5, 2025, sets out the terms under which Carrier Global Corporation, a Delaware corporation (“Carrier”, the “Issuer” or “Buyer”) will purchase shares of common stock, par value $0.01 per share (“Common Stock”) of the Issuer from Viessmann Traeger HoldCo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany (“Seller”).

WHEREAS, Seller intends to sell 4,267,425 shares of Common Stock (the “Broker Sale”) in a block trade pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), via J.P. Morgan Securities LLC (or an affiliate thereof) (the “Broker”);

WHEREAS, substantially concurrently with the Broker Sale, Seller desires to sell to Carrier, and Carrier desires to purchase from Seller, 4,267,425 shares of Common Stock (the “Repurchased Shares”), upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Purchase and Sale

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell the Repurchased Shares, free and clear of all liens, charges or other encumbrances (other than those that may exist pursuant to the organizational documents of the Issuer or those arising under applicable securities laws), and Buyer agrees to purchase (the “Repurchase”) and pay for the Repurchased Shares at a price of $70.30 per share for a total consideration of $299,999,997.50 (the “Purchase Price”), which price is equal to the price per share at which the Broker buys the shares in the Broker Sale. For the avoidance of doubt, the Purchase Price shall not be reduced by, and Buyer shall not be responsible for, any fees or commissions payable by Seller to the Broker in connection with the Broker Sale or the transactions contemplated by this Agreement, which shall be borne solely by Seller.

2.	Closing and Payment

(a)	Substantially concurrently with the execution of the Broker Sale, Seller shall instruct the transfer agent to transfer the Repurchased Shares to an account designated by Buyer.

(b)	By July 20, 2025 (the “Delivery Date”) Seller shall deliver or cause to be delivered to the transfer agent (Computershare) the duly executed instruments of transfer or assignment (with all necessary and appropriate medallion guaranties), in each case dated as of the date of this Agreement; provided, that the Delivery Date shall be no earlier than July 1, 2025.

(c)	Subject to the completion of the actions described in Sections 2(a) and 2(b) of this Agreement, Buyer shall, on July 31, 2025 (the “Payment Date”), pay to Seller the Purchase Price together with interest accruing from the date on which the actions described in Sections 2(a) and 2(b) were completed through and including the Payment Date, at a rate equal to the one-month rate published by the U.S. Department of the Treasury on the first business day of the calendar month in which such interest begins to accrue, by wire transfer in immediately available funds to an account designated by Seller. Buyer shall promptly on the Payment Date provide evidence to Seller that it has initiated a wire of the Purchase Price plus such accrued interest to such account.

(d)	Seller undertakes with Buyer that it will bear and pay any stamp or other similar taxes or duties on or in connection with the sale and transfer of the Repurchased Shares to be sold by Seller and the execution and delivery of this Agreement. Except as set forth in the foregoing sentence, each of Seller and Buyer shall bear its own taxes and duties in connection with the transaction contemplated hereby.

3.	Expenses

Seller and Buyer shall each bear their own legal costs and all other costs and out-of-pocket expenses incurred by them in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated herein, and neither party shall be liable for any such costs or expenses incurred by the other.

4.	Representations, Warranties and Covenants

(a)	Seller represents and warrants to Buyer as follows, in each case as of the date of this Agreement and as of the Delivery Date:

(i)	that Seller is the holder and legal owner of the Repurchased Shares, free from all liens, charges and other encumbrances (other than those that may exist pursuant to the organizational documents of the Issuer, those arising under applicable securities laws or those under the Investor Rights Agreement, dated as of January 2, 2024, by and between Carrier and Viessmann Generations Group GmbH & Co. KG (formerly known as Viessmann Group GmbH & Co. KG) (the “IRA”)), and no person beneficially owns (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Securities Act”) the Repurchased Shares other than as disclosed in the Schedule 13D/A filed by Seller with the SEC on November 26, 2024;

(ii)	that Seller has the power and authority to sell the Repurchased Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Repurchased Shares;

(iii)	that the execution, delivery and performance of this Agreement has been duly authorized by Seller and upon execution and delivery of the Agreement by Buyer and Seller, will constitute a legal, valid and binding obligation of Seller;

(iv)	that the execution, delivery and performance of this Agreement by Seller (a) will not infringe any law or regulation applicable to Seller, (b) is not and will not be contrary to the provisions of the constitutional documents of Seller and (c) and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Seller is a party or by which it or its property is bound, except in the case of (a) and (c) for such that would not, individually or in the aggregate, result in a material adverse effect on Seller’s ability to enter into and consummate the transactions contemplated by, this Agreement;

(v)	that so far as Seller is aware, there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Repurchased Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the Securities Act or an exemption therefrom;

(vi)	that all consents and approvals of any court, government department or other regulatory body required by Seller for the offering of the Repurchased Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect;

(vii)	that the Broker Sale (A) has been negotiated on an arm’s length basis, including the price per share of Common Stock to be sold in the Broker Sale and (B) represents the only agreement, arrangement or understanding between Seller and the Broker in connection with the Broker Sale or in respect of the shares of Common Stock to be sold therein; and

(viii)	Seller acknowledges and agrees that neither Buyer nor any of its representatives has made or will be deemed to have made (and Seller is not relying on) any express or implied representation or warranty regarding the transactions contemplated by this Agreement, either written or oral, except as expressly set forth in Section 4(b) of this Agreement.

(b)	Buyer represents and warrants to Seller as follows:

(i)	that Buyer has the power and authority to purchase the Repurchased Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Repurchased Shares;

(ii)	that the execution, delivery and performance of this Agreement has been duly authorized by Buyer and upon execution and delivery of the

Agreement by Buyer and Seller will constitute a legal, valid and binding obligation of Buyer, Buyer has taken all such actions as are required to cause the exemption of the transaction contemplated hereby under Rule 16b-3(e) of the Securities Act;

(iii)	that the execution, delivery and performance of this Agreement by Buyer (a) will not infringe any law or regulation applicable to Buyer and (b) is not and will not be contrary to the provisions of the constitutional documents of Buyer and (c) and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Buyer is a party or by which it or its property is bound, except in the case of (a) and (c) for such that would not, individually or in the aggregate, result in a material adverse effect on Buyer’s ability to enter into and consummate the transactions contemplated by, this Agreement;

(iv)	that, so far as Buyer is aware, there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Repurchased Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the Securities Act or an exemption therefrom;

(v)	that all consents and approvals of any court, government department or other regulatory body required by Buyer for the purchase of the Repurchased Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect; and

(vi)	Buyer acknowledges and agrees that neither Seller nor any of their representatives has made or will be deemed to have made (and Buyer is not relying on) any express or implied representation or warranty regarding the transactions contemplated by this Agreement, either written or oral, except as expressly set forth in Section 4(a) of this Agreement.

(c)	For U.S. federal (and applicable state and local) income tax purposes, Buyer and Seller agree to treat the Repurchase as (i) a distribution described in Section 301 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and (ii) a dividend described in Section 4501(e)(6) of the Code. No party shall take any position inconsistent with the foregoing on any tax return or with any U.S. governmental authority, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state or local tax law). Seller shall provide any information that is within the Seller’s possession (and any certification to that effect) requested by Buyer to the extent necessary to comply with U.S. Department of the Treasury Proposed Regulations Section 58.4501-3(g)(3) (or any successor regulation thereto in substantially the same form). For the avoidance of doubt, nothing herein shall require the Buyer to treat the

Repurchase as a dividend for tax purposes in Germany or any other non-U.S. jurisdiction.

(d)	Seller, on behalf of itself and any of its affiliates, partners or subsidiaries (the “Seller Group”), agrees that (i) any taxes arising from the Repurchase imposed on or payable by the Seller Group (including, for the avoidance of doubt, any deduction and withholding described in Section 6 of this Agreement) shall not constitute a “Tax which is imposed on and payable by Seller, any of its partners or any company of the Remaining Seller's Group” for purposes of Schedule 14, Section 5 of that certain Share Purchase Agreement, dated as of April 25, 2023, by and between Blitz F23-620 GmbH, Viessmann Group GmbH & Co. KG and the Buyer (the “Vienna Reverse Tax Payment Provision”), and (ii) any reduction of a tax loss or tax loss-carry forward arising from the Repurchase attributable to the Seller Group (including, for the avoidance of doubt, any reduction of a tax loss or tax loss-carry forward as a result of any deduction and withholding described in Section 6 of this Agreement) shall not constitute a “reduction of a Tax loss or Tax loss-carry forward” attributable to the Remaining Seller Group for purposes of the Vienna Reverse Tax Payment Provision.

(e)	Neither Buyer nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Buyer acknowledges that no tax is required to be withheld by it under Section 1445 of the Code.

(f)	Seller and Buyer each covenant with each other that it will keep the other party indemnified against any losses, liabilities, costs, claims, actions and demands which it may incur, or which may be made against it as a result of in relation to any actual or alleged misrepresentation in or breach of any of the above representations, warranties or covenants and will reimburse the other party for all reasonable and documented costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim; provided, however, that in no event shall any indemnity under this Section 4(f) exceed the Purchase Price.

(g)	The above representations, warranties and indemnity shall continue in full force and effect notwithstanding any investigation by or on behalf of Buyer or Seller or the completion of this Agreement until the date that is eighteen (18) months after the date hereof. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto acknowledges and agrees that, other than Seller and Buyer, as applicable, solely to the extent provided herein, no recourse under this Agreement shall be had against any former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, equity owners, controlling persons or affiliates of any Seller or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity owner, or controlling person of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “No Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of Seller or Buyer, as applicable, under this Agreement or any agreements, documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

5.	Waiver

Carrier hereby irrevocably waives the provisions of Section 2.1(d)(iii) of the IRA, solely with respect to the transactions contemplated by this Agreement and the Broker Sale. This waiver shall not be deemed or construed as a waiver of any other term, condition, right, or obligation under the IRA.

6.	Withholding

Notwithstanding any other provision in this Agreement, except as specified in this Section 6 of this Agreement, Buyer and any other applicable withholding agent shall have the right to deduct and withhold any required U.S. federal income taxes from any payments to be made hereunder. Seller acknowledges that Buyer shall be required under applicable law to withhold on payments made under this Agreement and remit payments to the U.S. Internal Revenue Service. If the Seller furnishes to the Buyer a duly completed and executed IRS Form W-8BEN-E establishing an eligibility for benefits under the U.S.-Germany income tax treaty, the Buyer shall withhold at a rate not in excess of the rate set forth in the treaty and applicable law.  To the extent that amounts are so withheld and remitted to the U.S. Internal Revenue Service, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made. Buyer shall provide Seller upon request evidence reasonably satisfactory to the Seller regarding the amount of withholding that was remitted to the Internal Revenue Service.

7.	Law and jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

(b)	The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware; provided, however, that if such court does not have jurisdiction, any such action shall be brought exclusively in any other state court sitting in the State of Delaware, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(c)	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.	Notices and Integration

This Agreement shall reflect the entire agreement between the parties, and there are no other terms other than those reflected in it, whether based on email or oral communications.

Any notice or other communication to be given by either Buyer or Seller shall be in writing and may be delivered by hand, sent by registered or certified mail (return receipt requested), by a nationally recognized courier service, or by electronic mail, in each case addressed to the other party at the contact details set out below.

A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, or overnight courier; or (ii) at the time of transmission if sent by email (receipt confirmation requested).

Notice for Buyer:

Carrier Global Corporation
13955 Pasteur Boulevard

Palm Beach Gardens

Florida 33418

Attention: Francesca Campbell

With copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention: Scott A. Barshay, Esq.; John C. Kennedy, Esq.; Laura C. Turano, Esq.

Notice for Seller:

Viessmann Traeger HoldCo GmbH

Im Birkenried 1

35088 Battenberg (Eder)

Germany

Attention: Boris Scukanec Hopinski; Christopher Höfer; Jan Christoph Clausen

With copy (which shall not constitute notice) to:

Davis Polk & Wardwell London LLP
5 Aldermanbury Square

London EC2V 7HR

United Kingdom
Attention: Leo Borchardt, Esq.

9.	Miscellaneous

(a)	Each of the parties hereto agrees that no provision of this Agreement may be amended or modified, and this Agreement may not be terminated, unless such amendment or modification or termination is in writing and signed by Buyer and Seller. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(b)	The heading to each clause is included for convenience only and shall not affect the construction of this Agreement.

(c)	It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(d)	This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of electronic signature or by e-mail delivery of an electronic data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or e-mail delivery of an electronic data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic signature or e-mail delivery of an electronic data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(e)	This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

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If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof.  Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Seller.

Yours faithfully,

CARRIER GLOBAL CORPORATION

By:	/s/ Francesca Campbell
	Name:	Francesca Campbell
	Title:	Senior Vice President & Chief Legal Officer

[Signature Page to Block Trade Purchase Agreement]

Agreed to and accepted by Seller:

Viessmann Traeger HoldCo GmbH

By:	/s/ Boris Scukanec Hopinski
	Name:	Boris Scukanec Hopinski
	Title:	Managing Director

By:	/s/ Hans-Jörg Harth
	Name:	Hans-Jörg Harth
	Title:	Managing Director

[Signature Page to Block Trade Purchase Agreement]